                                                                     EXHIBIT 2.3

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                            (FT. LAUDERDALE DIVISION)

In re                                     )   CHAPTER 11
                                          )
SUBSTANCE ABUSE TECHNOLOGIES, INC.,       )   Case No. 97-25669-BKC-RBR
                                          )
              Debtor.                     )
                                          )
-----------------------------------------



                        ORDER CONFIRMING CHAPTER 11 PLAN

                              OF REORGANIZATION OF
                       SUBSTANCE ABUSE TECHNOLOGIES, INC.

         THIS CAUSE came before the Court in Fort Lauderdale on May 13, 1998 at 1:30 p.m. and on May 20, 1998 at 9:30 a.m. to consider confirmation of the Third Amended Joint Plan of Reorganization, as modified by the Second Modification to the Third Amended Joint Plan of Reorganization dated May 20, 1998 (the "Modification") (together, the "Plan") proposed by Substance Abuse Technologies, Inc. (the "debtor" or "SAT") and the debtor-in-possession lender, Steven A. Cohen and S.A.C. Capital Associates, LLC (collectively, "Lender" or "S.A.C."; together, the "proponents"). The Court, having considered the Plan, the evidence presented, the arguments and representation of counsel, and the Objections filed by the Office of the United States Trustee, the Securities Exchange Commission, Frank Musolino and Lee Rosen and various interest holders (collectively, the "objections"), hereby makes the following findings of fact and conclusions of law.

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

         A. The Plan and Disclosure Statement(1) were properly served upon all creditors and parties in interest pursuant to the Bankruptcy Rules and the Court's March 31, 1998 Order (I) Approving Disclosure Statement; (II) Setting Hearing on Confirmation of Plan; (III) Setting Hearing on Fee Application; (IV) Setting Various Deadlines; and (IV) Describing Plan Proponents' Obligations.

         B. The Plan has been accepted in writing by more than two-thirds in amount and one-half in number of the Creditors in all impaired classes, except for Class 9 (Interest Holders). Class 9 receives no distribution under the Plan, and is therefore deemed to vote against the Plan.

         C. The provisions of Chapter 11 of the Code have been complied with and the Plan has been proposed in good faith and not by any means forbidden by law.

         D. With respect to each impaired class of claims or interests, each holder of a claim or interest has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that are impaired under the Plan, and has not accepted the Plan.









-----------------------

(1) Unless otherwise defined, any capitalized terms herein shall have the same meaning ascribed to them in the Definition section of the Plan.

         E. All payments made or promised by the Proponents or by a person issuing securities or acquiring property under the Plan or by any other person for services or for costs and expenses in, or in connection with, the Plan and incident to the case, have been fully disclosed to the Court and are reasonable, or, if to be fixed after confirmation of the Plan, will be subject to approval of the Court.

         F. The identity, qualifications, and affiliations of the persons who are to be directors or officers of the Debtor, after the confirmation of the Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable and consistent with the interests of the creditors and equity security holders and with public policy.

         G. The identity of any insider that will be employed or retained by the Debtor and the nature of the compensation to such insider has been adequately disclosed.

         H. There is no governmental agency with jurisdiction, after confirmation of the Plan, over the rates of the Debtor.

         I. Under the terms of the Plan, all allowed priority claims and secured claims will be paid in full on the Effective Date.

         J. With respect to the class of unsecured claims, the holder of any claim that is junior to the claims of such class will not receive or retain under the Plan on account of such junior claim or interest any property.

         K. With respect to the Class 9 Equity Holders, no holder of any interest that is junior to the interests of such class will receive or retain under the Plan any property on account of such junior interest.

         L. At least one class of claims impaired under the Plan has accepted the Plan, not including acceptance of the Plan by any insiders.

         M. All fees payable under Section 1930 of Title 28 have been paid and the Plan provides for the payment of all such fees on the Effective Date of the Plan.

         N. Debtor has no retirement plan, and Debtor therefore has no obligation to provide such benefits.

         O. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that is impaired under and has not accepted the Plan.

         P. The confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan.

         Q. S.A.C. has acknowledged that all conditions to effectiveness set forth in Article IX, Section 9.2 of the Plan and in the Commitment Letter attached to the Plan have been either satisfied or waived.

         R. The Proponents have solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of Chapter 11.

         S. The Proponents have participated in good faith and in compliance with the applicable provisions of Chapter 11 in the offer and issuance of securities of the Reorganized Debtor under the Plan of the Reorganization.

         T. The rejection of executory contracts pursuant to the Plan is in the best interests of the Debtor's estate and its creditors.

         IT IS THEREFORE ORDERED AND ADJUDGED  that:

                  1. The Plan be and hereby is CONFIRMED and APPROVED in all respects.

                  2. The Debtor shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten
(10) days after the entry of this order for pre-confirmation periods and simultaneously provide to the United States Trustee an appropriate affidavit indicating the cash disbursements for the relevant period; and the Reorganized Debtor shall further pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) for post-confirmation periods within the time period set forth in 28 U.S.C. Section 1930(a)(6), until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code, and the party responsible for paying the post-confirmation United States Trustee fees shall provide the United States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period.

                  3. The Debtor is named as disbursing agent in accordance with the Terms of the Plan without additional compensation and the requirement of any bond is hereby waived. The Exit Financing Funds to be used to pay Allowed Claims under the Plan shall be deposited in a separate account (the "Distribution Account") for the sole purpose of making such payments until all Allowed Claims have been paid in accordance with the Plan.

                  4. The Debtor is DIRECTED to make the Initial Distribution under the Plan in accordance with the terms thereof. No payments due under the Plan (other than ordinary course of business payments) shall be paid until the Debtor has fully funded the Distribution Account. Counsel to the Debtor shall mail the Initial Distribution checks to creditors.

                  5. Counsel to the Debtor shall, not later than sixty (60) days after this Order becomes final, file a Final Report of Estate and Motion for Final Decree Closing Case on the Court approved local form. Failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case will result in the imposition of sanctions against the Debtor's counsel, which may include the return of attorney's fees.

                  6. Any and all executory contracts not heretofore assumed by the Debtor by order of the Court be and hereby are REJECTED. Any party to a contract rejected pursuant to this Order with a claim for rejection damages may file a claim within thirty (30) days from entry of this Order and serve a copy on the Debtor's counsel. The Debtor shall have thirty (30) days from receipt thereof to file an objection to such claim.

                  7. The Debtor shall, as the Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under applicable law and without prejudice to any right to alter or terminate its existence (whether by merger or otherwise), and except as otherwise provided in the Plan or any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all property of the estate, including all claims and causes of action, including without limitation, all derivative claims, and any property acquired by the Debtor or the Reorganized Debtor under or in connection with the Plan, shall revest in the Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances and Equity Interests of holders thereof.

                  8. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order.

                  9. As of the Effective Date, the adoption of the Amended Articles and Amended Regulations or other or similar constituent documents for the Reorganized Debtor; the initial selection of directors and officers for the Reorganized Debtor; the distribution of Cash and issuance and distribution of the New Common Stock; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements related to or contemplated by the Plan; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under or in furtherance of the Plan involving corporate action to be taken by or required of the Debtor or the Reorganized Debtor shall be deemed to have occurred and be effective as provided herein, and shall be AUTHORIZED and APPROVED in all respects without further order of the Bankruptcy Court or any requirement of further action by shareholders or directors of the Debtor or the Reorganized Debtor, and with like effect as if such actions had been taken by unanimous action of the shareholders and directors of the Debtor or the Reorganized Debtor, as applicable.

                  10. As of the Effective Date, the term of each of the officers and directors of the Debtor not continuing in office shall TERMINATE pursuant to the Plan without any further action by the shareholders or directors of the Debtor or the Reorganized Debtor.

                  11. As of the Effective Date, the articles of incorporation and bylaws of the Reorganized Debtor shall be amended and restated substantially in the forms of the Amended Articles and Amended Bylaws. The Amended Articles shall, among other things: (a) prohibit the issuance of non-voting equity securities, to the extent required by section 1123(a) of the Bankruptcy Code, and (b) authorize the issuance of the New Common Stock and such other acts as may be necessary to effectuate the Plan. After the Effective Date, the Reorganized Debtor may amend and restate the Amended Articles and Amended Bylaws as permitted by applicable nonbankruptcy law and the Stockholder Agreement.

                  12. Effective upon the Effective Date, all equity interests in the Debtor are terminated.

                  13. All creditors and equity holders with Allowed Claims and/or Interests in the Debtor are hereby ENJOINED from commencing or continuing any derivative action(s) of or on behalf of the Debtor.

                  14. Debtor and Reorganized Debtor be and hereby are AUTHORIZED and DIRECTED to borrow the Exit Financing Funds and are further AUTHORIZED and DIRECTED to execute any and all documents necessary to effectuate the Exit Financing and no further approvals shall be necessary.

                  15. The Lender is directed to deliver the Exit Financing Funds to the Debtor within twenty days of the date of entry of this Order.

                  16. The issuance, transfer or exchange of a security, or the making, delivery or recording of a note or an instrument of transfer in connection with the Exit Financing or the Plan shall not be taxed under any law imposing a stamp tax or similar tax pursuant to 11 U.S.C. Section 1146.

                  17. Creditors who vote in favor of the Plan be and hereby are deemed to approve the Exit Financing.

                  18. Debtor and the Reorganized Debtor be and hereby are authorized to execute any necessary organizational documents without further Court or shareholder approval.

                  19. The Reorganized Debtor's board of directors, which shall consist of Robert M. Stutman, David L. Dorff, Steven A. Cohen, Steven C. Jackson and Donald Cohen, be and hereby is APPROVED effective on the Effective Date without further approval of the Debtor's shareholders or creditors.

                  20. Debtor shall serve a conformed copy of this Order and the Modification upon the office of the United States Trustee, all creditors, equity holders and counsel of record, and other parties in interest.

                  21. The Objections have all been resolved by the Modification to the Plan and, to the extent not resolved, are OVERRULED.

                  22. The Court shall retain jurisdiction as set out in sections 12.1.a, 1.b, 1.c, 1.d, 1.e, 1.f, 1.h, 1.j and 1.l of the Plan, and with the following sections deleted:

               1.g      Provision is DELETED IN ITS ENTIRETY;
               1.i      Provision is DELETED IN ITS ENTIRETY;
               1.j      Provision is DELETED IN ITS ENTIRETY;

                  23. The Court will conduct a post-confirmation status conference on July 28, 1998 at 9:30 A.M., in Courtroom 308, U.S. Courthouse, 299 East Broward Boulevard, Fort Lauderdale, Florida to determine (i) whether the Debtor has complied with the provisions of this Order, and (ii) whether the disbursing agent and the Plan Proponents have timely filed the Required Final Report of Estate and Motion For Final Decree Closing Case. At the status conference, the Court will consider the propriety of dismissal or conversion to Chapter 7, and/or the imposition of sanctions against the Debtor and/or the Debtor's disbursing agent for failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case for failure to comply with the provisions of this Order.

         DONE and ORDERED in Fort Lauderdale, Southern District of Florida, this 26th day of May, 1998.

                                     /s/ HONORABLE RAYMOND B. RAY
                                     UNITED STATES BANKRUPTCY JUDGE

Copies to:
Linda G. Worton, Esq.
Office of the U.S. Trustee
(Attorney Worton is directed, pursuant to Local Rule 202(C)(11), to serve conformed copies of this Order pursuant to paragraph 20 hereof, and to file a Certificate of Service with the Court confirming such service.)